Cardiff Oncology Announces $15 Million Equity Investment from Pfizer through its Pfizer Breakthrough Growth Initiative

•Pfizer invests $15 million in Cardiff Oncology common shares
•Adam Schayowitz, Ph.D., MBA, Vice President, Medicine Team Group Lead for Breast Cancer, Colorectal Cancer and Melanoma, Pfizer, to join Cardiff Oncology Scientific Advisory Board

SAN DIEGO, November 18, 2021 -- Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage oncology company developing new precision medicine treatment options for cancer patients in indications with the greatest unmet medical need (including KRAS-mutated colorectal cancer, pancreatic cancer and castrate-resistant prostate cancer), today announced that Pfizer Inc. (NYSE: PFE) has made a $15 million equity investment in the company as part of the Pfizer Breakthrough Growth Initiative, a program focused on funding innovative science to meet patient needs. Pursuant to a securities purchase agreement between the parties, Pfizer purchased 2.4 million shares of Cardiff Oncology’s common stock at a price of $6.22 per share.

“This collaborative relationship with Pfizer will support our mission to bring treatment options to patients with difficult-to-treat cancers, such as KRAS-mutated metastatic colorectal cancer, and underscores the breadth of onvansertib’s potential as a platform molecule,” said Mark Erlander, Ph.D., chief executive officer of Cardiff Oncology, speaking about the company’s lead asset onvansertib, a first-in-class, third generation PLK1 inhibitor. “Pfizer’s investment and participation on our Scientific Advisory Board will support our efforts as we progress onvansertib’s clinical development and work to address the needs of patients.”

In connection with the equity investment, Adam Schayowitz, Ph.D., MBA, Vice President & Medicine Team Group Lead for Breast Cancer, Colorectal Cancer and Melanoma at Pfizer, will join Cardiff Oncology’s Scientific Advisory Board, once formed. Dr. Schayowitz commented, “Pfizer strives to make a meaningful difference for people living with cancer through the advancement of innovative therapies, and we believe that collaboration and strategic investments are key to achieving this goal. We are pleased to be supporting Cardiff Oncology and look forward to potential new approaches to addressing cancers with pressing unmet needs."

Cardiff Oncology intends to use the proceeds from the equity investment to advance its ongoing clinical programs in KRAS-mutated metastatic colorectal cancer, metastatic pancreatic ductal adenocarcinoma, and metastatic castrate-resistant prostate cancer, as well as to support onvansertib’s development in additional indications. Additionally, the company has agreed to grant Pfizer rights of first access to data from its development programs.

About Cardiff Oncology, Inc.
Cardiff Oncology is a clinical-stage oncology company, developing new precision medicine treatment options for cancer patients in indications with the greatest unmet medical need. Our goal is to target tumor vulnerabilities with treatment combinations that overcome disease resistance and improve disease response to standard treatment regimens and to increase overall survival. We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 ("PLK1") inhibitor, in combination with standard-of-care anti-cancer therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to refine assessment of patient response to treatment. We have three clinical programs currently ongoing: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® (bevacizumab) in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 trial of onvansertib in combination with nanoliposomal irinotecan, leucovorin and fluorouracil for the second-line treatment of patients with metastatic pancreatic ductal adenocarcinoma (PDAC); and a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in metastatic castrate-resistant prostate cancer (mCRPC). For more information, please visit https://www.cardiffoncology.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Cardiff Oncology's expectations, strategy, plans or intentions. These forward-looking statements are based on Cardiff Oncology's current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Cardiff Oncology's Form 10-K for the year ended December 31, 2020, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Cardiff Oncology does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Cardiff Oncology Contact:
Vicki Kelemen
Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

Investor Contact:
Joyce Allaire
LifeSci Advisors
212-915-2569
jallaire@lifesciadvisors.com

Media Contact:
Amy Jobe, Ph.D.
LifeSci Communications
315-879-8192
ajobe@lifescicomms.com

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